Exhibit 10.1

April 10, 2025

Lawrence A. Kenyon

VIA EMAIL/DOCUSIGN

Dear Mr. Kenyon,

In recognition of your contributions to date and our important future objectives, Outlook Therapeutics, Inc. (the “Company”) is offering you the retention bonus opportunity described below.

1.Retention Bonus. Except as otherwise provided in Section 3 below, if you remain continuously employed by the Company in good standing through December 31, 2025 (the “Retention Date”), then you will earn a retention bonus equal to $237,500 (the “Retention Bonus”).  Unless you have timely elected to receive a Retention Option (as defined in and pursuant to Section 2 of this letter) in lieu of the Retention Bonus, the Retention Bonus, less applicable deductions and withholdings, will be paid to you in a cash lump sum within thirty (30) days following the Retention Date.

2.Retention Option Election.

(a)In lieu of the Retention Bonus, you may, by signing this letter, checking the box below, and returning the executed letter to the Company by no later than April 10, 2025 (the “Election Deadline”), irrevocably elect to receive a nonqualified option to purchase shares of the Company’s common stock pursuant to the Company’s 2024 Equity Incentive Plan, as may be amended from time to time (the “Plan”) (the “Retention Option”).

(b)If so elected, the Retention Option will be granted on April 11, 2025 (the “Option Grant Date”) and will be subject to all of the terms and conditions of the Plan and an award agreement thereunder. The Retention Option will only vest and become exercisable, if at all, on the Retention Date, subject to you remaining continuously employed by the Company in good standing through the Retention Date (except as otherwise provided in Section 3 below). The number of shares of the Company’s common stock subject to the Retention Option will be determined based on the Retention Bonus amount and the applicable Black-Scholes value as of the Option Grant Date, and the exercise price per share subject to the Retention Option will be equal to the fair market value of a share of the Company’s common stock on the Option Grant Date.

(c)In no event will you be eligible to receive both the Retention Bonus and the Retention Option. If you do not make any election or you do not return the completed election to the Company by the Election Deadline, you will not receive a Retention Option. If you elect to receive the Retention Option in lieu of the Retention Bonus by the Election Deadline, such election shall be irrevocable once made.

3.Effect of Employment Termination.

(a)Notwithstanding anything herein to the contrary, except as provided in Section 3(b) of this letter, if your employment with the Company terminates for any reason or no reason prior to the Retention Date, you will not be eligible for and will not earn any portion of the Retention Bonus or, if elected, the Retention Option will immediately and automatically be forfeited and cancelled as of the date of such termination.

(b)In the event that you experience a Qualifying Termination (as defined below) prior to the Retention Date, your opportunity under this letter will be treated as follows, subject to your execution of a release of claims in favor of the Company, in a form to be provided by the Company:

(i)If you have not elected to receive the Retention Option in lieu of the Retention Bonus, you will receive payment of the Retention Bonus, less applicable deductions and withholdings, within thirty (30) days following the date of your Qualifying Termination.

(ii)If you have elected to receive the Retention Option in lieu of the Retention Bonus, the Retention Option will vest and become exercisable as of the date of your Qualifying Termination and will remain exercisable for a period of three (3) months following your Qualifying Termination.

(iii)For purposes of this letter, (A) “Cause” shall have the meaning given to such term in the Plan, and (B) “Qualifying Termination” shall mean an involuntary termination of your employment with the Company other than for Cause (and not due to your death or disability).

4.Code Section 409A. It is intended that all of the payments payable under this letter satisfy, to the greatest extent possible, any applicable exemption from the application of Code Section 409A, and this letter will be construed to the greatest extent possible as consistent with the terms of any such exemption.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

5.At-Will Employment. Nothing in this letter alters the status of your at-will employment relationship with the Company, nor do the terms herein affect the terms and conditions of your offer letter from the Company or supersede such offer letter or any other agreements with the Company.

6.Entire Agreement; Amendment. The terms set forth herein form the complete and exclusive statement of terms between you and the Company with regard to this subject matter.  These terms supersede any other agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by the Company’s Chairman of the Board.

[Signature page follows.]

Sincerely,

/s/ Faisal G. Sukhtian

Faisal G. Sukhtian, Chairman of the Board

By signing below, I acknowledge that I have read, understand and agree with the terms set forth herein:

/s/ Lawrence A. Kenyon	April 10, 2025
Lawrence A. Kenyon	Date

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By checking this box, I acknowledge and understand that (i) I am electing to receive, in lieu of the Retention Bonus and subject to all the terms and conditions set forth in this letter, a Retention Option, and (ii) my election may not be revoked or changed once made.